Exhibit 99.1

Virco Reports $0.08 Per Share Net Income for Fiscal Third Quarter, 7.6% Increase in Revenue through Nine Months, and Record Backlog

Highlights:

•Stimulus funding continues to drive high order rates
•Material shortages and higher input costs impact third quarter net sales and gross margin
•Output and shipments accelerating into fiscal fourth quarter

Torrance, Calif., Dec. 13, 2021—Virco Mfg. Corporation (NASDAQ: VIRC), the largest manufacturer and supplier of movable furniture and equipment to the education market in the United States, today reported financial results for the quarter ended October 31, 2021 (third quarter of fiscal 2022 ending January 31, 2022).

Net sales were $57.3 million for the third quarter of fiscal 2022, up slightly from $57.2 million for the same period of the prior fiscal year.

Net income was $1.3 million, or $0.08 per diluted share for the third quarter of fiscal 2022, a decline of 70.4%, compared to net income of $4.5 million, or $0.28 per diluted share, for the same period of the prior fiscal year. Material shortages and higher input costs due to supply chain problems had negative impacts on both gross margin and overall factory output and shipments during the fiscal third quarter.

Order rates and demand for school furniture remain very strong. As of November 30, 2021, the fiscal year-to-date shipments plus unshipped backlog (“Shipments + Backlog), the Company’s preferred measure of current and future business activity, was $205.7 million. This compares to $158.7 million and $191.2 million on the same date in 2020 and 2019, respectively. As availability of material supplies has improved, factory output and shipments have begun to accelerate in recent weeks. The backlog component still remains in record territory at $45.1 million, compared to $18.9 million and $19.0 million on the same date in 2020 and 2019, respectively.

Robert Virtue, Chairman and CEO of Virco, said, “While our U.S. production facilities continue to provide a significant competitive advantage with shorter delivery times on orders, we have not been immune from the impact of global supply chain problems. Shortages of steel and other components limited factory output, and related inflationary pressures on all raw materials reduced our gross margin during our fiscal third quarter. However, supplies of component materials have recently improved, and factory output has increased as a result. For the months of October and November, factory output was roughly two times higher than last year, which has positively impacted our shipments and sales. We look forward to an unusually busy fiscal fourth quarter as we work through our record backlog and help schools with their reopening plans.”

Doug Virtue, President of Virco, added, “As material supplies have improved, we have successfully added staff to increase our production levels. Looking forward to the fiscal fourth quarter, we believe the combination of record backlog and increasing output should offset the normal seasonal slowdown, resulting in a strong finish to the year. Even with this strong finish, we expect to enter next year (fiscal 2023) with an unusually robust backlog as order rates continue to be positively impacted by stimulus funding, giving us an excellent start to the next shipping season. We have also secured a substantial price increase on our public contracts to help offset the margin impacts of this year’s supply chain challenges. While we believe the issues that have impacted our margins and profitability this year are temporary in nature, we believe the market share gains we are seeing are sustainable and will lead to higher revenue and improved profitability in future years.”

Three Months Fiscal 2022 Results

Net sales were $57.3 million for the third quarter of fiscal 2022, a slight increase from $57.2 million for the same period of the prior fiscal year.

Gross margin was 35.4% for the third quarter of fiscal 2022, compared with 38.9% in the same period of the prior fiscal year. The decrease in gross margin was primarily attributable to higher raw material and inbound freight costs, which worsened as the quarter progressed.

Selling, general, administrative and other expenses (SG&A) was $17.8 million for the third quarter of fiscal 2022, compared to $16.5 million in the same period of the prior fiscal year. The increase in SG&A expense was attributable to a combination of higher freight costs on shipments to customers as well as higher selling expense.

Interest expense was $327,000 for the third quarter of fiscal 2022, compared with $419,000 in the same period of the prior fiscal year. The decline in interest expense was primarily due to a lower level of debt financing utilized compared to the prior year.

Income tax expense was $295,000 for the third quarter of fiscal 2022, representing an effective tax rate of 18.2%, compared with income tax expense of $384,000 in the same period of the prior year, representing an effective tax rate of 7.9%. The change in effective tax rate was primarily attributable to lower operating income and changes in the forecasted mix of income before taxes in various jurisdictions as well as the recording of a partial valuation allowance on net deferred tax assets.

Net income was $1.3 million, or $0.08 per diluted share, for the third quarter of 2022, a decline of 70.4% from net income of $4.5 million, or $0.28 per diluted share, for the same period of the prior fiscal year. The decrease in net income was primarily attributable to higher input costs for raw materials as well as higher freight costs on shipments to customers.

Nine Months Fiscal 2022 Financial Results

Net sales were $144.7 million for the nine months ended October 31, 2021, an increase of 7.6% from $134.5 million for the same period of the prior fiscal year. The increase in net sales was primarily attributable to increased funding provided by federal and state stimulus packages as well as the Company’s ability to take market share from overseas competitors experiencing longer delays in product availability and shipping times.

Gross margin was 34.8% for the nine months ended October 31, 2021, compared with 37.5% in the same period of the prior fiscal year. The decrease in gross margin was primarily attributable to higher raw material and inbound freight costs, in addition to reduced overhead absorption due to material shortages impacting production levels.

Selling, general, administrative and other expenses (SG&A) was $46.0 million for the nine months ended October 31, 2021, compared with $43.9 million in the same period of the prior fiscal year. The increase in SG&A expense was primarily attributable to higher freight costs to customers as well as higher selling costs.

Interest expense was $979,000 for the nine months ended October 31, 2021, compared with $1.3 million in the same period of the prior fiscal year. The decline in interest expense was primarily attributable to a lower level of debt financing compared to the prior year period, despite the increase in revenue as improved working capital management has increased the Company’s ability to be self-funding.

Income tax expense was $335,000 for the nine months ended October 31, 2021, compared with income tax expense of $235,000 for the same period of the prior year. Changes in income tax expense were primarily attributable to the change in forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a partial valuation allowance on net deferred tax assets.

Net income was $1.2 million, or $0.07 per diluted share, for the nine months ended October 31, 2021, compared to net income of $3.3 million, or $0.21 per diluted share, for the same period of the prior fiscal year. The decrease in net income was primarily attributable to higher input costs for materials and inbound freight, in addition to higher freight expense for customer shipments.

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:

Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of November 30, 2021 compared to the same date in the prior fiscal years. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: market share, net sales and profitability in future periods; the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2021, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	10/31/2021	10/31/2020
	(In thousands, except per share data)

Net sales	$57,331	$57,221
Costs of goods sold	37,032	34,946
Gross Profit	20,299	22,275
Selling, general and administrative expenses	17,782	16,457
Gain on sale of property, plant & equipment	—	(7)
Operating income	2,517	5,825
Pension expense	570	542
Interest expense	327	419
Income before income taxes	1,620	4,864
Income tax expense	295	384
Net income	$1,325	$4,480

Net income per common share:
Basic	$0.08	$0.28
Diluted	$0.08	$0.28
Weighted average shares of common stock outstanding:
Basic	16,033	15,733
Diluted	16,082	15,767

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Nine Months Ended
	10/31/2021	10/31/2020
	(In thousands, except per share data)

Net sales	$144,720	$134,494
Costs of goods sold	94,414	84,112
Gross profit	50,306	50,382
Selling, general and administrative expenses	46,016	43,876
Gain on sale of property, plant & equipment	—	(7)
Operating income	4,290	6,513
Pension expense	1,800	1,626
Interest expense	979	1,317
Income before income taxes	1,511	3,570
Income tax expense	335	235
Net income	$1,176	$3,335

Net income per common share:
Basic	$0.07	$0.21
Diluted	$0.07	$0.21
Weighted average shares of common stock outstanding:
Basic	15,927	15,566
Diluted	15,963	15,586

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	10/31/2021	1/31/2021	10/31/2020
	(In thousands)
Assets
Current assets
Cash	$1,742	$402	$1,202
Trade accounts receivables, net	24,824	9,759	16,877
Other receivables	60	26	60
Income tax receivable	108	199	322
Inventories	40,483	38,270	36,872
Prepaid expenses and other current assets	1,839	2,311	1,608
Total current assets	69,056	50,967	56,941
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	734	734	734
Buildings and building improvements	51,308	51,262	51,191
Machinery and equipment	113,816	112,098	111,844
Leasehold improvements	1,017	1,004	1,003
Total property, plant and equipment	170,606	168,829	168,503
Less accumulated depreciation and amortization	134,659	132,003	130,808
Net property, plant and equipment	35,947	36,826	37,695
Operating lease right-of-use assets	14,685	17,596	18,645
Deferred tax assets, net	10,364	11,716	10,682
Other assets, net	8,034	7,931	7,949
Total assets	$138,086	$125,036	$131,912

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	10/31/2021	1/31/2021	10/31/2020
	(In thousands, except share and par value data)
Liabilities
Current liabilities
Accounts payable	$15,786	$8,421	$11,509
Accrued compensation and employee benefits	5,547	4,576	5,514
Current portion of long-term debt	504	887	885
Current portion operating lease liability	4,686	4,672	4,662
Other accrued liabilities	6,983	3,550	4,121
Total current liabilities	33,506	22,106	26,691
Non-current liabilities
Accrued self-insurance retention	1,121	935	1,313
Accrued pension expenses	18,654	21,889	21,445
Income tax payable	68	65	72
Long-term debt, less current portion	12,547	9,553	5,185
Operating lease liability, less current portion	12,402	15,619	16,745
Other long-term liabilities	687	682	655
Total non-current liabilities	45,479	48,743	45,415
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,102,023 shares at 10/31/2021 and 15,918,642 at 1/31/2021 and 10/31/2020	161	159	159
Additional paid-in capital	120,238	119,655	119,402
Accumulated deficit	(50,866)	(52,042)	(46,475)
Accumulated other comprehensive loss	(10,432)	(13,585)	(13,280)
Total stockholders’ equity	59,101	54,187	59,806
Total liabilities and stockholders’ equity	$138,086	$125,036	$131,912